Exhibit 15.1

Date: April 19, 2024

To:	ZKH Group Limited (the “Company”)
7/F, Tower 4, Libao Plaza, No. 36 Shenbin Road
Minhang District, Shanghai 201106
People’s Republic of China

Dear Sir/Madam:

We have acted as PRC legal counsel as to the laws of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”).

We hereby consent to the reference to our firm and the summary of our opinion under the headings, “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China”, “Item 6. Directors, Senior Management and Employees—E. Share Ownership” and “Item 10. Additional Information—E. Taxation” in the Annual Report, and further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (No. 333-278453) filed on April 2, 2024 pertaining to the Company’s Amended and Restated 2022 Stock Incentive Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Han Kun Law Offices